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                       J.P. MORGAN MUTUAL FUND SELECT TRUST
                    AMENDMENT TO INVESTMENT ADVISORY AGREEMENT


        AMENDMENT, made this 23rd day of December 2004, to the Investment Advisory Agreement dated as of May 6, 1996 between J.P. Morgan Mutual Fund Select Trust (the "Trust," formerly known as "Mutual Fund Select Trust") and The Chase Manhattan Bank, N.A., as assigned to J.P. Morgan Fleming Asset Management (USA) Inc. in an Assignment and Assumption Agreements dated February 28, 2001, and then succeeded to by J.P. Morgan Investment Management Inc.

        WHEREAS, on August 19, 2004, the Board of Trustees approved the reorganization of certain series of the Trust (each a "Fund") with and into series of other registered investment companies, subject in each case to the approval of each reorganization transaction by the shareholders of the acquired Fund at a shareholder meeting to be held January 20, 2005 (each a "Merger"); and

        WHEREAS, on August 19, 2004, the Board of Trustees approved the reorganization of each Fund with and into corresponding series of the J.P. Morgan Mutual Fund Series, a Massachusetts business trust, subject in each case to the approval of each reorganization on a Fund-by-Fund basis by the shareholders of the affected Fund at a shareholder meeting to be held January 20, 2005 (each a "Shell Reorganization"); and

        WHEREAS, the Merger and Shell Reorganization transactions described above, if approved by shareholders, are expected to close on or about February 18, 2005, or such later date as the parties to each such transaction shall agree (each a "Closing Date"); and

        WHEREAS, the parties agree that this Agreement shall not be effective, or shall cease to be effective, with respect to each Fund whose shareholders approve a Merger effective as of the close of business on the Closing Date with respect to each respective Fund; and

        WHEREAS, the parties agree that this Agreement shall not be effective, or shall cease to be effective, with respect to each Fund whose shareholders approve a Shell Reorganization effective as of the close of business on the Closing Date with respect to each respective Fund.

        NOW, THEREFORE, this Agreement

                          W I T N E S S E T H:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1.    Schedule A to the Agreement is hereby amended as attached hereto.

     2. The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Advisor agrees that neither the Trustees nor any officer or employee of the Trust nor any Fund's investors nor any representative or agent of the Trust or of the Fund(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the



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Trust or the Fund(s), that such Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the trust property for the satisfaction of any claim hereunder.

     3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     4. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first written above.

                                          J.P. MORGAN MUTUAL FUND SELECT TRUST




                                          By:
                                                -------------------------------

                                          Title.
                                                -------------------------------


                                          J.P. MORGAN INVESTMENT MANAGEMENT INC.




                                          By:
                                                -------------------------------

                                          Title.
                                                -------------------------------










                                       2


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                                   SCHEDULE A
                            TO THE ADVISORY AGREEMENT

NAME OF THE FUND

FIXED INCOME FUNDS




                                                                        ADVISORY FEE AS A PERCENTAGE OF
                                                                           AVERAGE DAILY NET ASSETS
                                                                        -------------------------------
                                                                        PRE-FEBRUARY      POST-FEBRUARY
NAME AS OF AUGUST 19, 2004        NEW NAME AS OF FEBRUARY 19, 2005         18, 2005          18, 2005
--------------------------        --------------------------------       ------------      -------------

JPMorgan Intermediate Tax Free    JPMorgan Intermediate Tax Free              0.30              0.30
Income Fund*                      Income Fund

JPMorgan New Jersey Tax Free      JPMorgan New Jersey Tax Free Bond           0.30              0.30
Income Fund*                      Fund

JPMorgan New York Intermediate    JPMorgan New York Tax Free Bond             0.30              0.30
Tax Free Income Fund*             Fund

JPMorgan Tax Free Income Fund*(1) JPMorgan Tax Free Income Fund               0.30              0.30







-----------------
* Shareholders of the Fund will be asked to approve the reorganization of the Fund with and into a corresponding series of the J.P. Morgan Mutual Fund Series at a shareholder meeting to be held on January 20, 2005. If shareholders approve the reorganization, the Fund will no longer be part of this Agreement effective upon closing of the reorganization, which is expected to occur on or about February 18, 2005.

(1) Shareholders of the JPMorgan Tax Free Income Fund will be asked to approve the reorganization of that Fund with and into the One Group Tax-Free Bond Fund at a shareholder meeting to be held January 20, 2005. If shareholders approve the reorganization, the JPMorgan Tax Free Income Fund will no longer be part of this Agreement effective upon the closing of the reorganization, which is expected to occur on or about February 18, 2005 or on such later date as the parties to the reorganization transaction shall agree.